Exhibit 10.4

EXECUTION

SERVICES AGREEMENT

This Services Agreement (“Agreement”) dated and effective as of May 9, 2022, is by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), and New Mountain Finance Administration, L.L.C., a Delaware limited liability company (the “Administrator”).

WHEREAS, New Mountain Guardian IV BDC, L.L.C. (together with any wholly-owned subsidiaries added pursuant to Section 18 below, individually, a “Fund,” or collectively, the “Funds”) is a closed-end management investment company and intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund has retained the Administrator to furnish certain administrative services to it; and

WHEREAS, the Administrator desires to retain State Street to furnish certain services to the Funds as set forth on Schedule A, as such schedule may be amended from time to time, and State Street is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Engagement of Service Provider

The Administrator hereby engages State Street to provide certain services for the period and on the terms set forth in this Agreement. State Street agrees to such engagement and to render the services stated herein.

2.	Delivery of Documents

The Administrator will promptly deliver to State Street copies of each of the following documents with respect to each Fund, if any, and all future amendments and supplements, if any:

a.	The Fund’s governing documents;

b.	The Fund’s Registration Statement and each Prospectus and Statement of Additional Information (“SAI”), if applicable, relating to the Fund and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the governing body of the Fund or authorized officer, as applicable, certified by the Fund’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to give instructions to State Street pursuant to this Agreement;

d.	A copy of the investment advisory agreement between the Fund and its investment adviser;

e.	A copy of the administration agreement between the Fund and its administrator; and

f.	Such other certificates, documents or opinions which State Street may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of State Street

State Street represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	Representations and Warranties of the Administrator

The Administrator represents and warrants to State Street that:

a.	It is duly organized, existing and in good standing under the laws of its state of formation and in each jurisdiction in which it is registered to do business;

b.	It has the requisite power and authority under applicable laws and by its governing documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

e.	With respect to each Fund:

(1)	It intends to elect to be regulated as a business development company under the 1940 Act and it has elected to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”);

(2)	The Registration Statement on Form N-2 will be filed with the SEC under the 1934 Act and, once effective, it will remain effective during the term of this Agreement. The Administrator also warrants to State Street that as of the effective date of this Agreement, if applicable, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

(3)	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement; and

f.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of a Fund or any law or regulation applicable to it.

g.	Where information provided by the Administrator or a Fund’s Investors includes information about an identifiable individual (“Personal Information”), the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to State Street, and as required for State Street to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that State Street may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Administrator or a Fund, including the United States and that information relating to the Administrator or a Fund, including Personal Information may be accessed by national security authorities, law enforcement and courts. State Street shall be kept indemnified by and be without liability to the Administrator for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	Services

State Street shall provide the services as listed on Schedule A, subject to the authorization and direction of the Administrator and the review and comment by the relevant Fund’s independent accountants and internal and external legal counsel, as appropriate and in accordance with procedures which may be established from time to time between the Administrator and State Street.

State Street shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees, including State Street’s reasonable out-of-pocket expenses, as may be agreed upon from time to time in a written fee schedule approved by both the Administrator and State Street. The provision of such services shall be subject to the terms and conditions of this Agreement.

State Street shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Compensation of State Street; Expense Reimbursement; Fund Expenses

State Street shall be entitled to reasonable compensation for its services provided under this Agreement and expenses related thereto, as agreed upon from time to time in writing between the Administrator on behalf of a Fund and State Street.

The Administrator agrees promptly, following receipt of a written invoice from State Street, to reimburse State Street for any equipment and supplies specially ordered by or for a Fund or Administrator through State Street and for any other expenses not contemplated by this Agreement that State Street may incur on the Administrator’s or a Fund’s behalf at the Administrator’s or a Fund’s request or with the Administrator’s or a Fund’s consent.

The Funds and/or the Administrator, as the case may be, will bear all expenses that are incurred in its operation and not specifically assumed by State Street. Expenses to be borne by the Administrator and/or Funds, as the case may be, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel; cost of any services contracted for by a Fund directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for a Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Funds; costs of Preparation, printing, distribution and mailing, as applicable, of each Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Funds’ tax returns, regulatory reporting (including, as applicable, Forms 10, N-2, 10-K, 10-Q and 8-K), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of third party independent pricing or valuation services, if any, used in assisting the Board in fulfilling its obligations with respect to its quarterly fair value determinations.

7.	Instructions and Advice

At any time, State Street may apply to any officer of the Administrator or a Fund or his or her designee (“Authorized Persons”), and may consult with its own legal counsel (at its own expense) or, with the prior written consent or at the direction of the Administrator, at the expense of the Administrator or the relevant Fund, reasonably consult with outside counsel for the Administrator or the relevant Fund or the independent accountants for a Fund, with respect to any matter arising in connection with the services to be performed by State Street under this Agreement. State Street shall be entitled to rely on and may act upon advice of such counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

State Street shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by an Authorized Person. State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or a Fund. Nothing in this section shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	Limitation of Liability and Indemnification

State Street shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. State Street shall have no liability in respect of any loss, damage or expense suffered by the Administrator or a Fund insofar as such loss, damage or expense arises from the performance of State Street’s duties hereunder in reliance upon records that were maintained for the Administrator or a Fund by entities other than State Street prior to State Street’s engagement under this Agreement. State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the fraud, gross negligence or willful misconduct of State Street, its officers or employees. State Street shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, unless otherwise agreed in writing, State Street’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator and Fund including, but not limited to, any liability relating to qualification of a Fund as a regulated investment company or any liability relating to the Administrator’s or Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to State Street’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of State Street for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2022 shall be the date of this Agreement through December 31, 2022, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2023 and terminating on December 31, 2023 shall be the date of this Agreement through December 31, 2022, calculated on an annualized basis.

State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold State Street and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by State Street resulting from any claim, demand, action or suit in connection with State Street’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or upon reasonable reliance on information or records given or made by the Administrator or a Fund provided that this indemnification shall not apply to actions or omissions of State Street, its officers or employees in cases of its or their own fraud, gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality

All information provided under this Agreement by a party to this Agreement (the “Disclosing Party”) to the other party to this Agreement (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.	USE OF DATA

(a)            In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or any Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and State Street or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)           Subject to paragraph (c) below, State Street and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator or a Fund, on the one hand, and State Street or one of its Affiliates, on the other hand, including Data regarding transactions and portfolio holdings relating to a Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Administrator or the Funds otherwise consent, Data is combined or aggregated with information relating to (i) other customers of State Street and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Funds. The Administrator agrees that State Street and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of State Street’s compensation for services under this Agreement or such other agreement, and State Street and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Administrator or the Funds.

(c)            Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and applicable law. State Street shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	Compliance with Governmental Rules and Regulations; Records

The Administrator or the relevant Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

State Street agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. State Street shall preserve the records required to be maintained hereunder for the period required by law unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of State Street. In the event that State Street is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Administrator or a Fund by state or federal regulatory agencies, to produce the records of the Administrator or State Street’s personnel as witnesses or deponents, the Administrator agrees to pay State Street for State Street’s time and expenses, as well as the fees and expenses of State Street’s counsel incurred in such production.

12.	Services Not Exclusive

The services of State Street are not to be deemed exclusive, and State Street shall be free to render similar services to others. State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or a Fund from time to time, have no authority to act or represent the Administrator or a Fund in any way or otherwise be deemed an agent of the Administrator or a Fund.

13.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending on the one-year anniversary of the date of this Agreement (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1- year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to any or all Funds, the Administrator shall pay State Street its compensation due and shall reimburse State Street for its costs, expenses and disbursements in accordance with this Agreement.

In the event of: (i) the Administrator’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which State Street is not retained to continue providing services hereunder to the Administrator or the Funds (or their successor), the Administrator shall pay State Street its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by State Street with respect to the Funds) and shall reimburse State Street for its reasonable costs, expenses and disbursements. Upon receipt of such payment and reimbursement, State Street will deliver the Administrator’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event (a) the Administrator is no longer retained as administrator to the Funds, (b) the liquidation or dissolution of the Funds and distribution of a Funds’ assets as a result of the relevant Board’s determination in its reasonable business judgment that the Funds are no longer viable (c) a merger of the Funds into, or the consolidation of the Funds with, another entity, or (d) the sale by the Funds of all, or substantially all, of the Funds’ assets to another entity, in each of (c) and (d) where State Street is retained to continue providing services to the Administrator or the Funds (or its successor) on substantially the same terms as this Agreement.

14.	Delegation

(a)  State Street shall have the right to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by State Street (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Administrator. State Street shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if State Street had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, State Street shall be responsible for the compensation of its Delegates.

(b)  State Street will provide the Administrator with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with State Street that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Administrator may reasonably request from time to time.

(c)  Nothing in this Section 14 shall limit or restrict State Street’s right to use affiliates or third-parties to perform or discharge, or assist in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	Interpretive and Additional Provisions

In connection with the operation of this Agreement, State Street and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Administrator’s or Fund’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Administrator:

NEW MOUNTAIN FINANCE ADMINISTRATION, L.L.C.

787 Seventh Avenue, 49th Floor

New York, New York 10019

Attention: John Kline, Shiraz Kajee and Josh Porter Facsimile: (212) 582-2277

Email: debtops@newmountaincapital.com

If to State Street:

STATE STREET BANK AND TRUST COMPANY

State Street Financial Center

One Lincoln Street

Boston, MA 02111-2900

Attention:

Telephone:

Email:

17.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	Additional In-scope Funds

In the event that the Administrator desires to have State Street render services with regard to any special purpose vehicles wholly-owned by the closed-end management investment company for which it is the Administrator in addition to those listed on Appendix A hereto under the terms hereof and State Street is willing to provide such services, the parties shall enter into a written amendment to this Agreement updating Appendix A accordingly.

19.	Assignment

This Agreement may not be assigned by (a) the Administrator without the written consent of State Street, or (b) State Street without the written consent of the Administrator, except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of State Street.

20.	Successors

This Agreement shall be binding on and shall inure to the benefit of the Administrator and State Street and their respective successors and permitted assigns.

21.	Data Protection

State Street shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information, if any, of the Administrator’s or Fund’s shareholders, employees, directors and/or officers that State Street receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

22.	Business Continuity and Virus Detection

State Street will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. State Street will implement such plans following the occurrence of an event which results in an interruption or suspension of the Services to be provided by State Street. State Street will at all times employ a current version of one of the leading commercially available virus detection software programs to test the hardware and software applications used by it to deliver the Services for the presence of any computer code designed to disrupt, disable, harm, or otherwise impede operation.

23.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

24.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

25.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

26.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

27.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

28.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

NEW MOUNTAIN FINANCE ADMINISTRATION, L.L.C.

By:	/s/ Shiraz Y. Kajee

Name:	Shiraz Y. Kajee
Title:	Authorized Person

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Fred Willshire

Name:	Fred Willshire
Title:	Senior Managing Director

APPENDIX A

1. New Mountain Guardian IV BDC, L.L.C.

SCHEDULE A

Fund Accounting Services

State Street shall perform the following services with regard to each Fund:

a.	Process trade file transmitted by a Fund and/or the Administrator on trade-date +1, subject to timely receipt by State Street of necessary information. The trade file from the Fund and/or Administrator will include security identifier, quantity, price, and other pertinent information required to process each trade;

b.	Maintain database detail of all portfolio investment transactions;

c.	Obtain and provide final quarter-end Net Asset Value (“NAV”) for each Fund, timing of delivery to be agreed upon by the relevant Fund and/or Administrator and State Street and subject to the timely receipt by State Street of necessary information from third parties;

d.	Reconcile each Fund’s cash holdings with the records of its custodian daily;

e.	Prepare reconciliation report of cash, trades and positions to prime broker and custodian statements (where prime brokers or custodians are utilized), subject to the receipt of information from third parties. The relevant Fund and/or Administrator shall be responsible for the resolution of reconciliation issues;

f.	Maintain individual tax lots for each security purchase/sale;

g.	Calculate realized gains or losses on security trades, subject to the receipt of trade file information from a Fund and/or the Administrator;

h.	Prepare and provide monthly calculation of management fees and book accruals for legal, accounting and any other third party fees and expenses as required and as directed by a Fund and/or Administrator;

i.	Calculate incentive fee and other items necessary to calculate Fund distributions and income allocations in accordance with the applicable operating agreement;

j.	Maintain the books and records of each Fund in accordance with the terms of the applicable operating agreement and generally accepted accounting principles;

k.	Calculate monthly indicative NAV and any Ad-Hoc NAV to support capital calls for a Fund based solely on information provided by the Fund and/or the Administrator or as otherwise directed. The timing of delivery of such calculations will be agreed upon by State Street and the Fund and/or Administrator and is subject to the timely receipt by State Street of necessary information from the Fund and/or Administrator and authorized third parties; and

l.	Host the annual audit at State Street’s offices, if requested; prepare and/or gather supporting documentation for audit review; and follow-up on questions and requests for additional information.

A-1